Filed Pursuant to Rule 433
                                                         File No.: 333-137620-01



The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the depositor and this offering. You may get these documents for free by visiting EDGAR(R) on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-803-9204.

                         THE SERIES 2006-19 CERTIFICATES

                              Initial       Pass-
                             Principal     Through
    Class                    Balance(1)     Rate          Principal Types           Interest Types         CUSIP
-----------------------------------------------------------------------------------------------------------------------
Offered Certificates
Class A-1                   $197,660,000    5.250%   Senior, Sequential Pay         Fixed Rate           94984V AA 2
Class A-2                    $36,400,000    5.250%   Super Senior, Sequential Pay   Fixed Rate           94984V AB 0
Class A-3                    $27,517,000    5.250%   Senior, Lockout                Fixed Rate           94984V AC 8
Class A-4                     $5,865,000    5.250%   Super Senior Support,          Fixed Rate           94984V AD 6
                                                     Sequential Pay
Class A-PO                       $21,546    0.000%   Senior, Ratio Strip            Principal Only       94984V AE 4
Class A-R                           $100    5.250%   Senior, Sequential Pay         Fixed Rate           94984V AF 1
Class B-1                     $5,778,000    5.250%   Subordinated                   Fixed Rate           94984V AG 9
Class B-2                       $551,000    5.250%   Subordinated                   Fixed Rate           94984V AH 7
Class B-3                       $550,000    5.250%   Subordinated                   Fixed Rate           94984V AJ 3

Non-Offered Certificates
Class B-4                       $275,000    5.250%   Subordinated                   Fixed Rate           94984V AK 0
Class B-5                       $275,000    5.250%   Subordinated                   Fixed Rate           94984V AL 8
Class B-6                       $276,152    5.250%   Subordinated                   Fixed Rate           94984V AM 6

------------------
(1) Approximate. The initial principal balances are subject to adjustment.

Allocation of Amount to be Distributed on the Class A Non-PO Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Non-PO Principal Distribution Amount will be allocated among and distributed in reduction of the Principal Balances of the Class A Non-PO Certificates, sequentially, as follows:

      first, to the Class A-R Certificates;

      second, to the Class A-3 Certificates, up to the Priority Amount for such Distribution Date;

      third, to the Class A-1 Certificates;

      fourth, concurrently, to the Class A-2 and Class A-4 Certificates, pro rata; and

      fifth, to the Class A-3 Certificates.

      The "Priority Amount" for any Distribution Date means the product of (i) the Priority Percentage, (ii) the Shift Percentage and (iii) the sum of the Scheduled Principal Amount and Unscheduled Principal Amount.

      The "Priority Percentage" means the Principal Balance of the Class A-3 Certificates divided by the Aggregate Non-PO Principal Balance.

      The "Scheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgaged Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(i) and B(iv) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Percentage.

      The "Unscheduled Principal Amount" means the sum for each outstanding Mortgage Loan (including each defaulted Mortgage Loan with respect to which the related Mortgage Property has been acquired by the Trust Estate) of the product of (A) the Non-PO Fraction for such Mortgage Loan and (B) the sum of the amounts for such Mortgage Loan described in clauses B(ii) and B(iii) of the definition of "Class A Non-PO Optimal Principal Amount", but without such amounts being multiplied by the Class A Prepayment Percentage.

      The "Shift Percentage" for any Distribution Date will be the percentage indicated below:

               Distribution Date Occurring In                  Shift Percentage
------------------------------------------------------------- ------------------
December 2006 through November 2011                                      0%
December 2011 through November 2012                                     30%
December 2012 through November 2013                                     40%
December 2013 through November 2014                                     60%
December 2014 through November 2015                                     80%
December 2015 and thereafter                                           100%